INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan, As Amended and Restated
Restricted Stock Unit Award Agreement for Directors
This Restricted Stock Unit Award Agreement for Directors, including the General Terms and Conditions for Non-U.S. Participants attached hereto as Appendix A and any Country-Specific Terms and Conditions for the Participant’s country attached hereto as Appendix B (collectively, this “Agreement”) is made by and between INC Research Holdings, Inc., a Delaware corporation (the “Company”), and XXXX. (the “Participant”), effective as of XXXX (the “Date of Grant”).
RECITALS
WHEREAS, the Company has adopted the INC Research Holdings, Inc. 2014 Equity Incentive Plan, as Amended and Restated (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant of Restricted Stock Units payable in shares of Common Stock (the “Shares”), subject to the terms and conditions set forth in the Plan and this Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Restricted Stock Units. The Company has granted to the Participant, effective as of the Date of Grant, XXXX Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan (the “RSUs”).

2.	Vesting of RSUs. Subject to the terms and conditions set forth in the Plan and this Agreement, the RSUs will vest as follows:

(a)
General. Except as otherwise provided in Sections 2(b) and 4, 100% of the Shares subject to the RSUs will vest on the first anniversary of the Date of Grant, or, if earlier, the date of the next subsequent annual meeting following the Date of Grant but only to the extent the Participant is not re-elected as a Non-Employee Director at such annual meeting, in each case, subject to the Participant’s continued Service through the applicable vesting date.

Change in Control. To the extent that (i) the RSUs are not converted, assumed, substituted or replaced by a successor or survivor corporation, or a parent or subsidiary thereof upon the occurrence of a Change in Control or (ii) the Participant’s Service is not continued by the successor or survivor corporation in connection with such Change in Control, the RSUs will become fully vested immediately prior the consummation of a Change in Control subject to the Participant’s continued Service through the date of such Change in Control.

3.	Settlement of RSUs Upon Vesting.

(a)
Settlement in Stock. RSUs vested as described in Section 2 above will be settled by delivering to Participant a number of Shares equal to the number of vested RSUs on the date on which the RSUs vest, subject to the terms of this Agreement.

(b)
Book-Entry Registration of the Shares; Delivery of Shares. As soon as practical after the applicable vesting date, the Company will, at its election, either: (i) issue a certificate representing the Shares payable pursuant to this Agreement; or (ii) not issue any certificate representing the Shares payable pursuant to this Agreement and instead document the Participant’s interest in the Shares by registering such Shares with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form in the Participant’s name. In any case, the Company may provide a reasonable delay in the issuance or delivery of the Shares to address any applicable Tax-Related Items, withholding, and other administrative matters. Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the Shares or any mistakes or errors in the issuance of the Shares.

(c)
Shareholder Rights. The Participant will not have any rights of a stockholder with respect to the Shares subject to the RSUs, including voting and dividend rights, unless and until the Shares are delivered as described in Section 3(b) above.

(d)
Withholding Requirements. The Participant acknowledges that the Participant will consult with his or her personal tax advisor regarding the Tax-Related Items that arise in connection with this Agreement. The Participant is relying solely on such advisor and is not relying in any part on any statement or representation of the Company or any of its agents. The Company shall not be responsible for withholding any Tax-Related Items, unless required by applicable law. The Company may take such action as it deems appropriate to ensure that all Tax-Related Items, which are the Participant’s sole and absolute responsibility, are withheld or collected from the Participant, if and to the extent required by applicable law. In this regard, the Company will have the power and the right to require the Participant to remit to the Company, the amount necessary to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement (collectively, "Withheld Taxes"). Notwithstanding the foregoing, unless otherwise determined by the Committee, any obligations to pay Withheld Taxes will be met by having the Company withhold a number of Shares from the total number of Shares otherwise issuable to Participant pursuant to this Agreement having a Fair Market Value on the date the Withheld Taxes are to be determined equal to the minimum statutory total Withheld Taxes that could be imposed on the transaction as determined by the Company; provided, however, that to the extent permitted by U.S. generally accepted accounting principles, the number of

Shares to be withheld to satisfy Withheld Taxes may be determined by reference to rates of up to the maximum applicable withholding rate.

4.	Forfeiture. Any unvested RSUs will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason.

5.
Adjustment to RSUs. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.5 of the Plan, the RSUs will be subject to the adjustment provisions of Section 4.5 of the Plan.

6.	Miscellaneous Provisions

(a)
Securities Laws Requirements or Exchange Control Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other securities or exchange control laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

(b)
Non-Transferability. The RSUs and the rights and privileges conferred thereby shall be non-transferrable except as provided by Section 15.3 of the Plan. Any shares of Common Stock delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon any certificate(s) or other document(s) delivered to the Participant, or on the books and records of the Company’s transfer agent, to make appropriate reference to such restrictions.

(c)	No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration.

(d)
Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the

Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(e)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(f)	Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(g)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(h)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(i)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(j)
Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant and each party to this Agreement agrees that it will bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with this Agreement.

(k)
Appendices For Non-U.S. Participants. Notwithstanding any provisions in this Restricted Stock Unit Award Agreement, if the Participant resides and/or provides services outside the United States, the Participant shall be subject to the General Terms and Conditions for Non-U.S. Participants attached hereto as Appendix A and to any Country-Specific Terms and Conditions for the Participant’s country attached hereto as Appendix B. If the Participant relocates from the United States to another country, the General Terms and Conditions for Non-U.S. Participants and the applicable Country-Specific Terms and Conditions will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included in the Country-Specific Terms and Conditions, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The General Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of this Restricted Stock Unit Award Agreement.

(l)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(m)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Award Agreement as of the date first written above.

[NAME]                        INC RESEARCH HOLDINGS, INC.

By:
Signature                        Name: Alistair Macdonald                             Title:    Chief Executive Officer

APPENDIX A
INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan, As Amended and Restated
Restricted Stock Unit Award Agreement for Directors

General Terms and Conditions for Non-U.S. Participants

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the INC Research Holdings, Inc. 2014 Equity Incentive Plan, As Amended and Restated and the Restricted Stock Unit Award Agreement for Directors.

1.	Responsibility for Taxes. The following provision supplements Section 3(d) of the Restricted Stock Unit Award Agreement for Directors.
The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs and the subsequent sale of Shares acquired pursuant to such vesting and the receipt of any dividends and/or dividend equivalents; and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction and may seek evidence from the Participant of his or her residency for purposes of operating such withholding or payment on account.
In the event that withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, the Participant authorizes the Company, or its respective agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s director fees or other cash compensation paid to the Participant by the Company; (ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.
The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

2.	Nature of Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)	all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(d)	the RSUs and the Participant’s participation in the Plan shall not be interpreted as forming an employment or services contract with the Company or any Subsidiary;

(e)	the Participant is voluntarily participating in the Plan;

(f)	the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights, Director fees or compensation;

(g)
the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, and do not confer on Participant any right to receive Director fees or other compensation in any specific amount;

(h)
unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary;

(i)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)	no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s Service (for any reason whatsoever);

(k)
the Company shall not be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

3.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares.

The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

4.
Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, passport, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC or any other broker selected by the Company, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Fidelity Stock Plan Services, LLC or any other broker selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Service will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Company’s stock administration department.

5.
Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

6.
Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

7.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

8.
Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.

APPENDIX B
INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan, As Amended and Restated
Restricted Stock Unit Award Agreement for Directors
Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the INC Research Holdings, Inc. 2014 Equity Incentive Plan, As Amended and Restated, the Restricted Stock Unit Award Agreement for Directors and the General Terms and Conditions for Non-U.S. Participants attached thereto as Appendix A.
Terms and Conditions
This Appendix B includes additional terms and conditions that govern the RSUs granted to the Participant if the Participant resides and/or works in a country listed below. If the Participant moves to another country after receiving the grant of the RSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
Notifications
This Appendix B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the RSUs vest or the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working (or if the Participant is considered as such for local law purposes), the information contained herein may not be applicable to the Participant in the same manner.
CANADA
Terms and Conditions
RSUs Settled in Shares Only. Notwithstanding any discretion contained in the Plan, or any provision in this Agreement to the contrary, RSUs granted to Participants in Canada shall be settled in Shares only and do not provide any right for the Participant to receive a cash payment.

B-1

Notifications
Securities Law Information. The Participant is permitted to sell Shares acquired under the Plan through a broker acceptable to the Company, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the NASDAQ Global Select Market.
Foreign Asset/Account Reporting Information. Canadian residents are required to report foreign property, including Shares and rights to receive Shares (e.g. RSUs granted or Shares acquired under the Plan) in a non-Canadian company, on Form T1135 (Foreign Income Verification Statement), on an annual basis, if the total cost of the individual’s foreign property exceeds C$100,000 at any time during the year. Thus, if the C$100,000 cost threshold is exceeded by other foreign property held by the individual, RSUs must be reported. Such RSUs may be reported at a nil cost.
For purposes of the reporting, Shares acquired under the Plan may be reported at their adjusted cost bases. The adjusted cost basis of a Share is generally equal to the fair market value of such Share at the time of acquisition; however, if the individual owns other Shares (e.g., acquired under other circumstances or at another time), the adjusted cost basis may be different.
The Participant is advised to consult his or her personal tax advisor to determine the Participant’s exact reporting requirements in this regard.
GERMANY
Notifications
Exchange Control Information.
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In the case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be made by the fifth day of the month following the month in which the payment was received. The report must be filed electronically and the form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de).

B-2